                    SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934
                   (Amendment No.           )

Filed by the Registrant   X
                        -----
Filed by a Party other than the Registrant
                                           -----
Check the appropriate box:
---- Preliminary Proxy Statement
---- Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
 X   Definitive Proxy Statement
----
 X   Definitive Additional Materials
----
---- Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

                      Haven Bancorp, Inc.
        (Name of Registrant as Specified In Its Charter)

       (Name of Person(s) Filing Proxy Statement, if other
                      than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  X  No fee required.
----
---- Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

---- Fee paid previously with preliminary materials.
---- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                    HAVEN BANCORP, INC.
                    93-22 Jamaica Avenue
                  Woodhaven, New York 11421
                      (718) 847-7041



                                        March 17, 1997

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of Haven Bancorp, Inc. (the "Company"), the holding company for Columbia Federal Savings Bank (the "Bank"), which will be held on April 23, 1997, at 9:00 a.m., at the Holiday Inn Crowne Plaza, 104-04 Ditmars Blvd., East Elmhurst, New York.

The attached notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of KPMG Peat Marwick LLP, the Company's independent auditors, will be present at the meeting to respond to any questions our stockholders may have.

The Board of Directors of the Company has determined that a favorable vote on the matters to be considered at the Annual
Meeting is in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board unanimously recommends a vote "FOR" each matter to be considered.

Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated since a majority of the Common Stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On behalf of the Board of Directors and all of the employees of the Company and the Bank, we wish to thank you for your continued support. We appreciate your interest.


                    Sincerely yours,


                    George S. Worgul           Philip S. Messina
                    Chairman of the Board      President and Chief
                                                 Executive Officer

                    HAVEN BANCORP, INC.
                    93-22 Jamaica Avenue
                  Woodhaven, New York 11421
                      (718) 847-7041


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  To Be Held On April 23, 1997


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Haven Bancorp, Inc. (the "Company") will be held on April 23, 1997, at 9:00 a.m., at the Holiday Inn Crowne
Plaza, 104-04 Ditmars Blvd., East Elmhurst, New York.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1. The election of three directors for terms of three years each or until their successors are elected and qualified;

2. The ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

3.  Such other matters as may properly come before the Annual
Meeting or any adjournments thereof. The Company is not aware of any such business.

The Board of Directors has established March 5, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Only recordholders of the common stock of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the Annual Meeting will be available at Columbia Federal Savings Bank, 93-22 Jamaica Avenue, Woodhaven, New York, for a period of ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

                              By Order of the Board of Directors


                              Joseph W. Rennhack
                              Secretary
Woodhaven, New York
March 17, 1997

                    HAVEN BANCORP, INC.


                      PROXY STATEMENT
               ANNUAL MEETING OF STOCKHOLDERS
                      April 23, 1997


SOLICITATION AND VOTING OF PROXIES

This proxy statement is being furnished to stockholders of Haven Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 23, 1997, at 9:00 a.m., at the Holiday Inn Crowne Plaza, 104-04 Ditmars Blvd., East Elmhurst, New York, and at any adjournments thereof. The 1996 Annual Report to Stockholders, including the consolidated financial statements for the fiscal year ended December 31, 1996, accompanies this proxy statement, which is first being mailed to recordholders on or about March 17, 1997.

Regardless of the number of shares of common stock owned, it is important that recordholders of a majority of the shares be represented by proxy or be present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted FOR the election of each of the nominees for director named in this proxy and FOR the ratification of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1997.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person if a written revocation is filed with the Secretary of the Annual Meeting prior to the voting of such proxy. A stockholder whose shares are not registered in his or her own name will need appropriate documentation from the recordholder to vote personally at the Annual Meeting.

The cost of solicitation of proxies in the form enclosed herewith will be borne by Haven Bancorp, Inc. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee estimated to be $4,000 plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and Columbia Federal Savings Bank (the "Bank"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others to send proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

VOTING SECURITIES

The securities which may be voted at the Annual Meeting consist of shares of common stock of the Company (the "Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting except as described below. There is no cumulative voting for the election of directors.

The close of business on March 5, 1997 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 4,328,874 shares.

As provided in the Company's Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board to implement and apply the Limit.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the meeting (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting.
Abstentions are considered in determining the presence of a quorum. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder of record to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Bylaws, directors are elected by a plurality of votes cast, without regard to either
(i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

As to the ratification of KPMG Peat Marwick LLP as independent auditors of the Company and all other matters that may properly come before the Annual Meeting, the proxy card enables a stockholder by checking the appropriate box, to: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item. Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, matters such as the ratification of independent auditors of the Company and all other matters shall be determined by a majority of the votes cast. Accordingly, shares as to which the "ABSTAIN" box has been selected on the proxy card will be counted as votes cast and will have the effect of a vote against such proposals. Shares underlying broker non-votes will not be counted as votes cast and will have no effect on the vote for such proposals.

Proxies solicited hereby will be returned to the Company's transfer agent, and will be tabulated by inspectors of election designated by the Board, who will not be employed by, or be a director of, the Company or any of its affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock as of the Record Date based upon certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission ("SEC"), in accordance with Sections 13(d) or 13(g) of the Securities Act of 1934, as amended ("Exchange Act") by such persons or groups. Other than those listed below, the Company is not aware of any person or group that owns more than 5% of the Company's Common Stock as of the Record Date.

                 Name and Address                Amount and Nature of   Percent of
Title of Class   of Beneficial Owner             Beneficial Ownership    Class(1)
--------------   -------------------             --------------------   ----------
Common Stock     Columbia Federal Savings Bank        343,227(2)           7.93%
                 Employee Stock Ownership Plan
                 and Trust ("ESOP"), 93-22
                 Jamaica Avenue, Woodhaven, NY
                 11421

(1)  As of the Record Date there were 4,328,874 shares of Common
Stock outstanding.

(2) Shares of Common Stock were acquired by the ESOP in connection with the conversion of Columbia Federal Savings Bank from mutual to stock form ("Conversion"). A Committee of the Board of Directors has been appointed to administer the ESOP (the "ESOP Committee"). An unrelated third party has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The ESOP Committee may instruct the ESOP Trustee regarding investment of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. As of the Record Date, 123,502 shares of Common Stock in the ESOP have been allocated to participating employees. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").


         PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
               PROPOSAL 1. ELECTION OF DIRECTORS

Pursuant to its Bylaws, the number of directors of the Company is currently set at nine (9) unless otherwise designated by the Board of Directors. Each of the nine members of the Board of Directors of the Company also presently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with a term of office of one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The three nominees proposed for election at the Annual Meeting are Messrs. Messina and Ruggiere and Msgr. Hartman. All nominees named are presently directors of the Company and the Bank. Msgr. Hartman was appointed to the Board of Directors effective as of February 26, 1997 to fill the vacancy created by the resignation of Robert
M. Cashill. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will vote for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of all nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL
NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to the Nominees, Continuing Directors and Certain Executive Officers

The following table sets forth, as of the Record Date, the names of the nominees, continuing directors, and "named executive officers," as defined below, as well as their ages; a brief description of their recent business experience, including present occupations and employment; certain directorships held by each; the year in which each became a director of the Bank and the year in which their term (or in the case of nominees, their proposed term) as director of the Company expires. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director, nominee and "named executive officer" and all directors and executive officers as a group as of the Record Date.

                                                                       Shares of       Ownership
       Name and Principal                                Expiration   Common Stock     as Percent
      Occupation at Present                    Director  of Term as   Beneficially        of
     and for Past Five Years             Age   Since(1)   Director      Owned(2)        Class(3)
     -----------------------             ---   --------  ----------   ------------     ----------
NOMINEES

Philip S. Messina                        53      1986       1997       118,656(5)(6)       2.7%
 President and Chief Executive Officer                                     (7)(8)
 of the Company and the Bank; Director
 and Chairman of the Board of CFSB
 Funding, Inc., Columbia Resources,
 Inc., and Columbia Investment Services,
 Inc., all subsidiaries of the Bank

Joseph A. Ruggiere                       68      1979       1997        74,254(10)(11)     1.7%
 President of Ohlert-Ruggiere, Inc.,
 a financial service company

Msgr. Thomas J. Hartman                  50      1997       1997             0(12)          *
 Director of Radio and Television for
 Diocese of Rockville Centre for
 Telicare Television Studios, a cable
 television station

CONTINUING DIRECTORS

Michael J. Fitzpatrick                   58      1988       1998        32,254(10)(11)      *
 CPA, Retired, former Vice President-
 National Thrift Director at E.F.
 Hutton & Company, Inc., a
 national securities firm

Robert M. Sprotte                        60      1974       1998        46,254(10)(11)     1.1%
 President of Schmelz Bros., Inc., a
 plumbing contractor; President of
 RDR Realty Corp., a real estate
 holding company; President of Three
 Rams Realty

William J. Jennings, II(9)               51      1996       1998         8,368(10)(11)      *
 Managing Director - Chief of Staff
 to Chairman of Salomon Brothers,
 Inc., a brokerage firm

George S. Worgul(4)                      69      1983       1999       134,756(6)(7)(8)    3.0%
 Chairman of the Board and Retired                                            (10)(11)
 President of the Company and the Bank

Robert L. Koop                           74      1968       1999        37,254(10)(11)      *
 President of Haven Chevrolet

Michael J. Levine                        52      1996       1999         6,868(10)(11)      *
 President of Norse Realty Group, Inc.
 and Affiliates, a real estate owner
 and developer, Partner in Levine and
 Schmutter, Certified Public
 Accountants

NAMED EXECUTIVE OFFICERS

Joseph W. Rennhack                       55       --         --         70,664(5)(6)(7)    1.6%
 Senior Vice President-Secretary of                                             (8)
 the Company and the Bank;
 President and Director of CFSB
 Funding, Inc.; Director of
 Columbia Resources, Inc.;
 Administrative Trustee of Haven
 Capital Trust I

Thomas J. Seery                          52       --         --         41,244(5)(6)(7)     *
 Executive Vice President-Operations                                            (8)
 of the Company and Bank;
 Director of Columbia Investment
 Services, Inc.

Catherine Califano                       38       --         --         25,127(5)(6)(7)     *
 Senior Vice President - Chief
 Financial Officer of the Company
 and the Bank; Director of
 Columbia Resources; Director of
 CFSB Funding, Inc; former Vice
 President-Controller of the
 Company and the Bank; former
 Senior Vice President-Chief
 Financial Officer of Home Savings
 Bank, Brooklyn, New York;
 Administrative Trustee of Haven
 Capital Trust I

Gerard H. McGuirk                        54       --         --         24,846(5)(6)(7)     *
 Executive Vice President - Chief                                               (8)
 Lending Officer of the Company
 and the Bank; President and
 Director of Columbia Resources,
 Inc.; former Group Head of Real
 Estate Workouts for Fleet Bank,
 N.Y.

All directors and executive              --       --         --        620,545(5)(6)(7)   13.2%
 officers of the Company                                                     (8)(10)(11)
 as a group (13 persons)

* Does not exceed 1.0% of the Company's voting securities.

(1) Includes years of service as director of the Company's predecessor, the Bank.

(2) Each person or relative of such person whose shares are included herein, exercises sole or shared voting or dispositive power as to the shares reported.
(3) Percentages with respect to each person or group have been calculated on the basis of 4,328,874 shares of Common Stock outstanding as of the Record Date and include the number of shares of Common Stock which each such person or group of persons has the right to acquire within 60 days of the Record Date.
(4) Mr. Worgul retired as President of the Company and the Bank on June 30, 1994.
(5)  Includes 2,401, 4,960, 2,481, 3,000, and 3,000 shares awarded to Messrs. Messina, Rennhack, Seery and McGuirk and to Ms. Califano, respectively, under the Columbia Federal Savings Bank Recognition and Retention Plan for Officers and Employees ("MRP") as to which each has sole voting power but no investment power. Also includes 5,999 shares of restricted stock awarded to Mr. Messina and 3,000 shares of restricted stock awarded to each of Messrs. Rennhack, Seery and McGuirk and to Ms. Califano, respectively, under the Haven Bancorp Inc. 1996 Stock Incentive Plan ("1996 Stock Incentive Plan").
(6)  Includes 99,187, 74,390, 50,833, 29,756, 15,564, and 15,564
shares subject to options granted to Messrs. Worgul, Messina, Rennhack, Seery and McGuirk and to Ms. Califano, respectively, pursuant to the Haven Bancorp, Inc. 1993 Incentive Stock Option Plan ("Incentive Option Plan") which may be acquired within 60 days of the Record Date. Does not include 2,377, 877, 877, 9,032 and 9,032 shares subject to options granted to Messrs. Messina, Rennhack, Seery, and McGuirk and Ms. Califano under the 1993 Incentive Option Plan which are not currently exercisable. Also not included are 28,500 options granted to Mr. Messina and 10,500 options granted to each of Messrs. Rennhack, Seery and McGuirk and Ms. Califano under the 1996 Stock Incentive Plan which are not currently exercisable.
(7) The figures shown include shares held in trust pursuant to the ESOP that have been allocated as of December 31, 1996 to individual accounts as follows: Mr. Worgul, 2,217 shares; Mr. Messina, 3,367 shares; Mr. Rennhack, 3,205 shares; Mr. Seery, 2,432 shares; Mr. McGuirk, 1,136; shares and Ms. Califano, 1,917 shares. Such persons have sole voting power but no investment power, except in limited circumstances, as to such shares. The figures shown do not include 219,725 shares held in trust pursuant to the ESOP that have not been allocated to any individual's account and as to which the members of the Company's ESOP Committee (consisting of Messrs. Ruggiere, Sprotte and Koop) may be deemed to share investment power and as to which the named executive officers may be deemed to share voting power, thereby causing each such member or executive officer to be deemed a beneficial owner of such shares. Each of the members of the ESOP Committee and the executive officers disclaims beneficial ownership of such shares.
(8) The figures shown include shares held in the Employer Stock Fund of the Bank's Employee 401(k) Thrift Incentive Savings Plan ("Employee Thrift Savings Plan") as to which each person identified has shared voting and investment power as follows: Mr. Worgul,

12,768 shares; Mr. Messina, 13,340 shares; Mr. Rennhack, 4,085 shares; Mr. Seery, 3,575 shares; and Mr. McGuirk, 299 shares. The figures shown do not include 11,678 shares held in the Employer Stock Fund of the Employee Thrift Savings Plan as to which the named executive officers have shared voting power and investment power. Each of the executive officers disclaims beneficial ownership of such shares.
(9)  Mr. Jennings' wife is the first cousin of Mr. Messina.
(10) Includes 3,100 shares of restricted stock awarded to each of Messrs. Levine and Jennings under the Columbia Federal Savings Bank Recognition and Retention Plan for Outside Directors ("DRP"), as to which each individual has sole voting power but no investment power. Also includes 210 shares of restricted stock awarded to each of Messrs. Ruggiere, Fitzpatrick, Sprotte, Worgul, Koop, Levine and Jennings under the 1996 Incentive Stock Incentive Plan, as to which each individual has sole voting power but no investment power.
(11) Includes 18,597 shares subject to options granted to each of Messrs. Koop, Sprotte, Ruggiere and Fitzpatrick under the Haven Bancorp, Inc. 1993 Stock Option Plan for Outside Directors ("Directors' Stock Option Plan") which are currently exercisable. Also includes 2,000 shares subject to options granted to each of Messrs. Worgul, Koop, Sprotte, Ruggiere and Fitzpatrick pursuant to the 1996 Stock Incentive Plan, which maybe acquired within 60 days of the Record Date. Does not include 9,301 shares subject to options granted to each of Messrs. Jennings and Levine under the Directors' Stock Option Plan which are not currently exercisable. Also not included are 4,000 shares subject to options granted to each of Messrs. Worgul, Koop, Sprotte, Ruggiere, Fitzpatrick, Levine and Jennings under the 1996 Stock Incentive Plan which are not currently exercisable.
(12) Msgr. Hartman will be granted restricted stock and stock options awards pursuant to the various stock benefit plans for directors. The amount of such grants has not yet been determined.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

The Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors meets monthly and may have additional meetings as needed. During fiscal 1996, the Board of Directors of the Company held 12 regular board meetings and one special meeting. All of the directors of the Company attended at least 75% in the aggregate of the total number of the Company's board meetings held and committee meetings on which such director served during fiscal 1996 other than Mr. Webster who died on September 14, 1996 and Messrs. Jennings and Levine who were appointed to the Board of Directors of the Company on September 26, 1996. In addition, Mr. Claffey retired from the Board of Directors on January 31, 1997 and Mr. Cashill resigned from the Board of Directors on February 26, 1997. The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

The Audit Committee of the Company and the Bank for fiscal 1996 consisted of Messrs. Claffey, Fitzpatrick, Webster, Sprotte and Cashill. This committee met two times in fiscal 1996 and recommends an independent audit firm to be submitted for approval at the Company's Annual Meeting of stockholders; approves internal audit schedules; and reviews internal audit reports.

The Company's Nominating Committee for the 1997 Annual Meeting consists of Messrs. Worgul, Levine and Jennings. The Committee considers and recommends the nominees for directors to stand for election at the Company's Annual Meeting of stockholders. The Company's Certificate of Incorporation and Bylaws also provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The stockholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Exchange Act. The Nominating Committee met two times in preparation for the 1997 Annual Meeting.

The Compensation Committee for the Company and Bank currently consists of Messrs. Sprotte, Koop, Worgul and Jennings and will be responsible for the 1997 Compensation Committee Report on Executive Compensation. The Compensation Committee is responsible for determining executive compensation. The 1996 Compensation Committee consisted of Messrs. Koop, Claffey, Fitzpatrick and Sprotte and was responsible for the 1996 Compensation Committee Report on Executive Compensation contained in this Proxy Statement. The Compensation Committee met three times in 1996.

DIRECTORS' COMPENSATION

DIRECTORS' FEES. In 1996, Directors who were not employees of the Company or the Bank received a retainer of $18,000 a year, one third of which was paid in the form of restricted stock granted pursuant to the 1996 Stock Incentive Plan, and a fee of $800 for each Board meeting attended. The Chairman's annual retainer was $38,000. One third of these fees were paid by the Company. Committee members received a fee of $750 for each regular and special meeting attended. Directors are also eligible for coverage under the Company's health and dental insurance plans in the same manner as employees.

Effective January 1, 1997, Directors who are not employees of the Company or the Bank will receive a retainer of $18,000 a year, one third of which is paid in the form of restricted stock, and a fee of $1,000 for each Board meeting attended. The Chairman's annual retainer has been reduced to $30,000 per year. One-third of these fees will be paid by the Company. Committee members will receive a fee of $1,500 for each regular and special meeting attended. The Chairman of each committee will receive an additional retainer of $1,500 per year. Directors continue to be eligible for coverage under the Company's health and dental insurance plans in the same manner as for employees.

DIRECTORS' STOCK OPTION PLAN. Under the Directors' Stock Option Plan, each outside director who was not an officer of the Company or the Bank at the time of the Bank's Conversion was granted options to purchase 18,597 shares of Common Stock at an exercise price of $10.00 per share on the date of grant, September 23, 1993. To the extent options for shares are available for grant under the Directors' Stock Option Plan, each subsequently appointed or elected outside director will be granted options as of the date on which such director is qualified and first begins to serve as an outside director. Pursuant to the Directors' Stock Option Plan, effective October 24, 1996, Messrs. Levine and Jennings were each granted options to purchase 9,301 shares of common stock at an exercise price of $26.81 per share, the fair market value on the date of grant. All options granted under the Directors' Stock Option Plan are exercisable one year from the date of grant. Upon death, disability or retirement of the participant or upon a change in control of the Company or the Bank, all options previously granted would automatically become exercisable.

HAVEN BANCORP INC. 1996 STOCK INCENTIVE PLAN. The Company's stockholders approved the 1996 Stock Incentive Plan at the Annual Meeting held April 24, 1996. On such date, each eligible outside director was granted a non-qualified stock option to purchase 6,000 shares of common stock at an exercise price of $24.28 per share. To the extent options for shares are available for grant under the 1996 Stock Incentive Plan, each subsequently appointed or elected outside director will be granted options as of the date on which such outside director is qualified and first begins to serve as an outside director. Effective October 24, 1996, Messrs. Levine and Jennings were each granted non-qualified stock options to purchase 4,000 shares of common stock at an exercise price of $26.81 per share, the fair market value on the date of grant. All options granted under the 1996 Stock Incentive Plan are exercisable in three equal installments beginning one year from the date of grant. Upon death, disability or retirement of the participant or upon a change in control of the Company or the Bank, all options previously granted would automatically become exercisable.

Pursuant to the 1996 Stock Incentive Plan, effective as of January 1,1996 and as of the first business day of each of the first four calendar years beginning after the January 1, 1996 ("Grant Date"), each eligible outside director will be granted a number of shares of restricted stock in lieu of receiving one-third of the annual retainer that would otherwise be paid in cash to such eligible outside director for the calendar year in which the Grant Date occurs. The number of shares of restricted stock to be granted to an eligible outside director on each Grant Date shall be equal to the dollar value of one-third of the eligible outside director's annual retainer for the calendar year in which the Grant Date occurs, divided by the fair market value of a share on the effective date of the grant, disregarding any fractional shares resulting from such calculation. Effective January 1, 1996, each eligible outside director was granted 247 shares in lieu of cash. Messrs. Levine and Jennings were subsequently granted 58 shares on October 24, 1996. In addition, effective on January 1, 1997, each eligible, outside director was granted 210 shares, in lieu of cash, representing one-third of such director's annual retainer for 1997.

DIRECTORS' RECOGNITION AND RETENTION PLAN. Under the DRP, each of the six outside directors at the time of the Conversion received awards of 6,199 shares. On October 24, 1996, Messrs. Levine and Jennings were each awarded 3,100 shares. Awards to directors vest in three equal annual installments commencing on the first anniversary of the effective date of the award. Awards will be 100% vested upon termination of employment or service as a director due to death, disability or retirement of the director or following a change in the control of the Bank or the Company. In the event that before reaching normal retirement a director terminates service with the Bank or the Company, the director's non-vested awards will be forfeited. When shares become vested and are actually distributed in accordance with the DRP, the recipients will also receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of awards may direct the voting of the shares allocated to them. Shares not subject to an award will be voted by the trustees of the DRP in proportion to the directions provided with respect to shares subject to an award.

CONSULTATION AND RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS. Under the Company's Consultation and Retirement Plan for Non-Employee Directors (the "Directors Retirement Plan"), a director who is not an employee or officer of the Company is a participant in the Plan. Any participant who has served as a director for at least 60 months, who has attained age 55 and who, after his retirement, executes a Consulting Agreement to provide continuing service to the Bank and Company, will be eligible to receive benefits under the Plan. The annual retirement benefit will be an amount equal to two thirds of the sum, measured as of the date of retirement, of
(i) the amount of retainer fees paid to directors, (ii) the aggregate of the annual Board of Directors committee fees paid to the director, and (iii) the aggregate of the twelve regular meeting fees of the Board of Directors. During 1996, Robert J. Webster a member of the Company's and Bank's Board of Directors retired and executed a consulting agreement with the Company. During January 1997, William J. Claffey, also a member of the Company's and Bank's Board of Directors, retired and subsequently entered into a consulting agreement with the Company.

CONSULTATION AGREEMENT

The Company entered into a Consultation Agreement with Mr. Worgul effective from July 1, 1994 until June 30, 1996. Under the
Consultation Agreement, Mr. Worgul received compensation in the amount of $30,000 per year. Pursuant to the Consultation

Agreement, Mr. Worgul provided advisory and consulting services to the Company and the Bank, providing them with the benefit of his special knowledge, skills, contacts and business experience in the savings and loan industry.

EXECUTIVE COMPENSATION

The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's chief executive officer and other executive officers of the Company. The disclosure requirements for the chief executive officer and such other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the joint Compensation Committee of the Company and Bank (the "Compensation Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in the proxy statement. The members of the 1996 Compensation Committee were Messrs. Koop, Claffey, Fitzpatrick, and Sprotte.

The Compensation Committee of the Board of Directors of the Bank is responsible for establishing the compensation levels and benefits of executive officers of the Bank, who also serve as executive officers of the Company, and for reviewing recommendations of management for compensation and benefits for other officers of the Bank. The Compensation Committee establishes compensation on a calendar year basis. The Compensation Committee along with the Board of Directors were responsible for compensation decisions in 1996.

COMPENSATION OF THE PRESIDENT AND OTHER EXECUTIVE OFFICERS. The compensation of the President and other executive officers consists of salary, bonus, stock options, restricted stock awards, pension and fringe benefits. Base salary is based upon a total compensation review conducted by KPMG Peat Marwick LLP on behalf of the Compensation Committee in 1992 (the "Salary Review Program"). The Compensation Committee utilizes updated data from discussions with KPMG Peat Marwick LLP to adjust the salary ranges within the Salary Review Program annually. The Salary Review Program was conducted to develop a salary management program for officer positions and develop a management incentive program for executive and senior officers. The management incentive program was implemented in 1995. The Salary Review Program established competitive salary ranges for executive officers developed by reviewing market data as of July 1, 1992. The ranges are updated annually through discussions with KPMG Peat Marwick LLP to reflect remuneration data with respect to thrift institutions of comparable size in the New York metropolitan area. Base salary levels are generally within a range consistent with and competitive with that of other institutions that are similar to the Bank in asset size, function and geographical markets. The institutions used to compare salaries are not necessarily the same as those which make up the Peer Group used in the Stock Graph. Executive compensation is based upon consideration of an individual's performance and contribution to the viability of the Company and the performance of the Company as a whole. On March 1, 1996, Mr. Messina's salary as President and Chief Executive Officer was increased from $300,000 to $375,000 by the Compensation Committee. The Compensation Committee reasoned that such amount would remunerate Mr. Messina within the range in the Company's Salary Review Program, and within the market average base salary range of area public thrifts with assets greater than $1 billion. The Compensation Committee authorized the payment of incentive awards to executive management of the Company under a management incentive program implemented during the 1995 year. The program utilizes goal attainment as the basis for any incentive payment. This approach incorporates key financial factors with pre-defined achievement levels established by the Compensation Committee. The Compensation Committee at its discretion may expand or contract the identified factors and may increase or decrease the threshold achievement levels for implementation in any one plan year. Based upon the Company's having exceeded the financial performance criteria established for 1996, Mr. Messina was awarded an incentive payment of $131,250.

During the second quarter of 1996, the Board of Directors engaged the services of KPMG Peat Marwick's Performance and Compensation Management Division to evaluate, update and recommend changes to the Company's compensation program. In this regard, the 1996 Executive Compensation Review Report was drafted which contained a study of the Company's compensation practices compared to a peer group of financial institutions in the New York geographic area that are of similar size and nature of business. Such report focused upon base salaries, annual incentives, total cash compensation, long term incentives and total compensation. In addition, the study addressed the financial performance of the Company compared to its peers, provided an analysis of stock granted to executives at conversion and conveyed KPMG Peat Marwick LLP's prospective recommendations for cash compensation, annual incentives and long term grants. This study was used by the Committee to evaluate and establish executive compensation levels.

Stock options and stock awards are compensation plans maintained by the Company and serve as a long-term incentive by linking executive compensation with the interests of the Company's stockholders.

Stock based compensation is designed to retain employees and build loyalty while promoting stockholder value. Stock options and restricted stock awards were granted to Mr. Messina as well as to other officers at the time of the Bank's conversion to a publicly held company (September 23, 1993). The Compensation Committee based such grants to executive officers on practices of other financial institutions as verified by external surveys as well as the executives' level of responsibilities, seniority and past contribution to the Bank. The restricted stock awards granted to Mr. Messina vested over three years at 33 1/3% per year; vesting commenced on September 23, 1994, one year from the date of grant. The stock options and restricted stock awards granted to other executive officers were based on similar data and factors as those used in determining appropriate levels of stock options and restricted stock awards to be granted to Mr. Messina. The restricted stock granted to other executive officers vests over a five year period at 20% per year. For some officers, vesting commenced on September 23, 1994 and for other officers vesting commenced February 23, 1996, in each case, one year from date of grant.

The Board of Directors, having thoroughly reviewed the recommendation of KPMG Peat Marwick LLP with respect to compensation matters, granted stock options and restricted stock awards to Mr.Messina as well as to other officers at a meeting held on May 23, 1996. The restricted stock awards and stock options granted vest over three years at 33 1/3% per year; vesting commencing on May 23, 1997, one year from date of grant.

The grants and awards for the President and Chief Executive Officer along with the grants and awards for other executive officers are reflected in the Summary Compensation Table. For a summary of stock options see "Incentive Stock Option Plan and 1996 Stock Incentive Plan" below.

                   Compensation Committee:

          Michael J. Fitzpatrick        Robert L. Koop
          Robert M. Sprotte             William J. Claffey


                     Board of Directors:

  Michael J. Fitzpatrick   Robert M. Cashill   George S. Worgul
  Robert M. Sprotte        Philip S. Messina   Robert L. Koop
  William J. Jennings II   Joseph A. Ruggiere  Michael J. Levine

STOCK PERFORMANCE GRAPH. The following table shows a comparison of cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock assuming reinvestment of dividends, with the cumulative total return of companies in The Nasdaq Stock Market and in the SNL Thrift Index for the period beginning on September 23, 1993, the day the Company's Common Stock began trading, through December 31, 1996.

             Comparison of Cumulative Total Return
             Among Haven Bancorp, Inc. Common Stock,
           Nasdaq U.S. Index and SNL Mid Atlantic Index

                September 23, 1993 - December 1996

                       Haven Bancorp, Inc.

                     Total Return Performance

                        09/23/93 12/31/93 12/31/94 12/29/95 12/31/96
                        -------- -------- -------- -------- --------
Haven Bancorp, Inc.      100.00   128.75   132.50   238.29   294.75
NASDAQ (US)              100.00   102.66   100.35   141.80   176.51
SNL Mid Atlantic Index   100.00   101.02   100.18   156.63   202.33

Notes:
  A. The lines represent index levels derived from compounded daily returns that include all dividends.
  B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
  C. If the interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D. The index level for all series was set to $100.00 on 09/23/93.

SUMMARY COMPENSATION TABLE. The following table sets forth the compensation paid by the Company and/or Bank for services during the years ended December 31, 1996, 1995 and 1994, to the Chief Executive Officer and the four other highest paid executive officers of the Company and/or the Bank who each received total salary and bonus in excess of $100,000 (the "Named Executive Officers") in 1996.


                                                                   Long Term Compensation
                                     Annual Compensation               Awards          Payouts
                                  ---------------------------- ----------------------- -------
                                                     Other     Restricted  Securities
                                                     Annual      Stock     Underlying   LTIP    All Other
Name and Principal                Salary   Bonus  Compensation   Awards   Options/SARs Payouts Compensation
     Position              Year    ($)     ($(2)     ($)(2)    ($)(3)(4)     (#)(5)    ($)(6)     ($)(7)
------------------         ----   ------   -----  ------------ ---------- ------------ ------- ------------
Philip S. Messina          1996  369,230  131,250    1,800      240,450      30,877      --       33,296
 President and CEO         1995  293,077   75,000      --          --          --        --       23,335
                           1994  230,000    5,000      --          --          --        --        9,300

Joseph W. Rennhack         1996  161,865   40,000      900       85,875      11,377      --       35,536
 Senior Vice President     1995  151,962   22,950      --          --          --        --       22,911
 and Secretary             1994  147,000    2,827      --          --          --        --        6,635

Thomas J. Seery            1996  134,654   33,750      900       85,875      11,377      --       26,397
 Executive Vice President- 1995  116,615   20,060      --          --          --        --       17,386
 Operations                1994  110,000    2,115      --          --          --        --        5,033

Gerard H. McGuirk          1996  154,952   38,750      900       85,875      11,377      --       31,238
 Executive Vice President- 1995  135,337   23,375      --       118,125      20,000      --        1,932
 Chief Lending Officer     1994  122,404    2,404      --          --          --        --        1,613

Catherine Califano         1996  150,721   37,500      900       85,875      11,377      --       29,342
 Senior Vice President-    1995  132,740   20,625      --       118,125      20,000      --       11,036
 Chief Financial Officer   1994  108,269    2,115      --          --          --        --          300

(1) Bonus for 1996 consists of payments pursuant to Bank's Executive Incentive Compensation Plan.
(2) For 1995 and 1994, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) the payment reimbursements; or (d) preferential discounts on stock. Amounts listed for 1996 are dividends received on restricted stock granted under the 1996 Stock Incentive Plan which are distributed when paid, even if prior to the vesting of restricted stock.
(3) Pursuant to the MRP, an award of 2,401 shares of restricted stock was made to Mr. Messina on May 23, 1996, which award vests in three equal annual installments commencing on May 23, 1997. In addition, awards of 5,000 shares of restricted stock were made pursuant to the MRP to each of Mr. McGuirk and Ms. Califano on February 23, 1995, which awards vest in five equal annual installments commencing on February 23, 1996. When shares become vested and are distributed, the recipient also receives an amount equal to accumulated dividends and earnings thereon (if any). The dollar amounts in the table for 1996 are based upon the closing market price of $28.625 per share of Common Stock on December 31, 1996, as reported on the Nasdaq National Market System and the dollar amounts in the table for 1995 are based upon the closing market price of $23.625 per share of Common Stock on December 29, 1995, as reported on the Nasdaq National Market System.
(4) Pursuant to the 1996 Stock Incentive Plan, Mr. Messina was granted an award of 5,999 shares of restricted stock and each of Messrs. Rennhack, Seery, and McGuirk and Ms. Califano were granted awards of 3,000 shares of restricted stock on May 23, 1996, which vest in three annual installments commencing May 23, 1997. The dollar amounts in the table for 1996 are based upon the closing market price of $28.625 per share of Common Stock on December 31, 1996, as reported on the Nasdaq National Market System.
(5) Includes options awarded under the Company's Incentive Option Plan and the 1996 Stock Incentive Plan. For a discussion of the terms of the grants and vesting of options, see "Incentive Stock Option Plan and 1996 Stock Incentive Plan" below and the corresponding tables.
(6) The Company does not maintain long-term incentive plans, and therefore, there were no payments under such plans for fiscal 1996, 1995 or 1994.
(7) Amounts represent life insurance premiums paid by the Bank with respect to Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano. Amounts for 1996 include the dollar value of an allocation of Common Stock made to the named executive officer's account under the ESOP during 1996, with respect to the plan year ending December 31, 1995. Based on the closing market price of the Common Stock on December 31, 1995 of $23.625 per share, the market value of such allocation was $30,020, $30,000, $23,316, $26,858 and
$26,439 with respect to Messrs. Messina, Rennhack, Seery, and McGuirk and Ms. Califano. The allocations to be made under the ESOP for the plan year ending December 31, 1996 have not yet been determined. The Bank made no matching contributions to the Employee Thrift Savings Plan on behalf of the named executive officers in 1995 and 1994. Matching contributions resumed for the Employee Thrift Savings Plan on July 1, 1996. The matching contributions for 1996 for Messrs. Messina, Rennhack, Seery, McGuirk and Ms. Califano were $1,260, $2,386, $1,065, $2,364 and
$2,441, respectively.

EMPLOYMENT AGREEMENT. The Company entered into an amended and restated employment agreement with Mr. Messina, effective as of September 21, 1995, which is intended to clarify the terms of his employment and to ensure the Company of the continued availability of Mr. Messina with a minimum of personal distraction in the event of a proposed or threatened change in control of the Company. This employment agreement supersedes the prior employment agreements entered into by the Bank and the Company with Mr. Messina. The continued success of the Bank and the Company depends to a significant degree on Mr. Messina's skills and competence.

The new employment agreement with the Company provides for a five-year term, and beginning on the second anniversary of its effective date, automatically extends for one day each day, such that the term is always three years, until either the Board of Directors or Mr. Messina provides written notice to the other party of an intention not to extend the term of the employment agreement, at which time the remaining term of the agreement will be fixed at three years from the date of written notice. The employment agreement provides that Mr. Messina will receive a base salary at an initial annual rate of $300,000, which will be reviewed annually by the Board.

In addition to the base salary, the employment agreement provides for, among other things, disability pay, participation in stock plans and other employee benefit plans, fringe benefits applicable to executive personnel and supplemental retirement benefits to compensate the executive for the benefits that he cannot receive under the Company's tax-qualified employee benefit plans due to the limitations imposed on such plans by the Internal Revenue Code of 1986 (the "Code"). The employment agreement also provides that the Company will indemnify Mr. Messina during the term of the employment agreement and for a period of six years thereafter against any costs, liabilities, losses and exposures for acts and omissions in connection with his service as an officer or director, to the fullest extent allowable under federal and Delaware law.

The employment agreement provides for termination of the executive by the Company for cause at any time. In the event the Company chooses to terminate the executive's employment for reasons other than for cause or for disability, or in the event of the executive's resignation from the Company following: (i) a failure to re-elect or re-appoint the executive to his current offices;
(ii) a material change in the executive's functions, duties or responsibilities; (iii) a relocation of his principal place of employment; (iv) a material reduction in his compensation, benefits or perquisites; or (v) a "Change in Control" as defined in the agreement, the executive or, in the event of his death, his estate, would be entitled to a payment equal to the salary payable or due during the remaining term of the employment agreement, the other cash compensation and benefits that would have been accrued or received by the executive if he had remained employed by the Company during the remaining unexpired term of the employment agreement and continued life, health, dental, accident and disability insurance coverage for the remaining unexpired term of the employment agreement. In the event that the executive's termination occurs following a Change in Control, the insurance coverage described above shall be provided for the executive's lifetime and he shall also be entitled to receive continued fringe benefits and perquisites for the remaining unexpired term of the employment agreement and a payment equal to the difference between the value of his normal and supplemental retirement benefits and an unreduced early retirement benefit commencing at age 55. Payments made to Mr. Messina upon a change in control may result in an "excess parachute payment" as defined under Section 280G of the Code, which may result in the imposition of an excise tax on Mr. Messina and a denial of a deduction for such excess amounts for the Company. Under the employment agreement, the Company would indemnify Mr. Messina for any such excise taxes, and any additional income, employment and excise taxes imposed as a result of such indemnification. The estimated value of Mr. Messina's employment agreement in the event of his termination of employment following a Change in Control is approximately $4,292,000, based upon certain assumptions regarding the timing and structure of such a transaction.

CHANGE IN CONTROL AGREEMENTS. For similar reasons as with the employment agreement, the Bank and the Company have entered into change in control agreements with Messrs. Rennhack, Seery and McGuirk and Ms. Califano. Each change in control agreement with the Bank provides for a two-year term, and commencing on the first anniversary of the date of the agreement and continuing on each anniversary thereafter, the agreement may be extended by the Board of Directors of the Bank for an additional year such that the remaining term of the Bank's change in control agreement shall be two years. Each change in control agreement with the Company provides for a three-year term which automatically extends for one day each day, such that the term will always be three years, until either the Board of Directors of the Company or the executive provides written notice of an intention not to extend the term of the agreement. Each change in control agreement provides that at any time following a "Change in Control" (as defined in the agreements) of the Company or the Bank, if the Company or the Bank terminates the employee's employment for any reason other than cause or, in the case of the Bank's change in control agreements, if the employee voluntarily resigns following demotion, loss of title, office or significant authority, a reduction in compensation, or a relocation of the employee's principal place of employment and, in the case of the Company's change in control agreements, if the employee resigns without regard as to whether a change in status, compensation or working conditions or location has occurred, then the employee or, in the event of death, the employee's beneficiary would be entitled to receive a payment equal to the salary, bonus and benefits, and perquisites in the case of the Company's agreements, that the employee would have accrued or received if employment continued for the remaining unexpired term of the agreement. The change in control agreements with the Company provide that the Company would indemnify the executive for any excise taxes imposed on "excess parachute payments" deemed made to the executive under Section 280G of the Code and for any additional income, employment and excise taxes imposed as a result of such indemnification. Payments to be made under the Company's change in control agreement with an executive will be offset by any payments to be made under the Bank's change in control agreement with such executive. Payments to the executive under the Bank's change in control agreement are guaranteed by the Company if payments or benefits are not paid by the Bank. The estimated value of the change in control agreements in the event of the executives' termination of employment following a Change in Control is approximately $1,157,000, $1,045,000, $1,255,000 and $1,106,000 for
Messrs. Rennhack, Seery and McGuirk and Ms. Califano, respectively, based upon certain assumptions regarding the timing and structure of such a transaction.

INCENTIVE STOCK OPTION PLAN AND 1996 STOCK INCENTIVE PLAN. The Company maintains the Incentive Stock Option Plan and the 1996 Stock Incentive Plan, which provide discretionary awards to officers and key employees as determined by a committee of disinterested directors who administer the plan. The following chart summarizes the grants that were made to named executive officers in 1996 under the Incentive Stock Option Plan and the 1996 Stock Incentive Plan and discloses the gain or "spread" that would be realized if the stock options granted to such individuals were exercised when the Company's stock price had appreciated by the percentage rates indicated from the closing market price on the date of the grant:

            Option/SAR Grants in Fiscal Year 1996
                                                                  Potential Realizable Value
                                                                   at Assumed Annual Rates
                                                                       of Stock Price
                                                                      Appreciation for
                           Individual Grants                            Option Term
------------------------------------------------------------------ -------------------------
      (a)                (b)        (c)       (d)         (e)           (f)       (g)
                      Number of  % of Total
                      Securities  Options/
                      Underlying   SARs
                       Options/  Granted to
                         SARs    Employees  Exercise or
                       Granted   in Fiscal  Base Price  Expiration       5%       10%
     Name             (#)(1)(2)    Year      ($/Share)    Price         ($)       ($)
     ----             ---------- ---------- ----------- ----------    -------  ---------
Philip S. Messina       30,877      28%       26.2493     5/22/06     509,718  1,291,727
Joseph W. Rennhack      11,377      10%       26.2493     5/22/06     187,812    475,952
Thomas J. Seery         11,377      10%       26.2493     5/22/06     187,812    475,952
Gerard H. McGuirk       11,377      10%       26.2493     5/22/06     187,812    475,952
Catherine Califano      11,377      10%       26.2493     5/22/06     187,812    475,952

(1) The options listed become exercisable in 3 equal annual installments, commencing May 23, 1997.

(2) SARs will be exercisable only upon a "Change in Control" as defined in the Incentive Stock Option Plan and the 1996 Stock
Incentive Plan, respectively.

The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

              FISCAL YEAR END OPTION/SAR VALUES

                                               Number of Securities
                                              Underlying Unexercised   Value of Unexercised In-the-
                                                   Options/SARs        Money Options/SARs at Fiscal
                                              at Fiscal Year End(#)          Year End ($)(1)
                                             -----------------------   ----------------------------
                   Shares Acquired  Value
                     on Exercise   Realized
                         (#)         ($)    Exercisable Unexercisable   Exercisable Unexercisable
                   --------------- -------- ----------- -------------   ----------- -------------
Philip S. Messina        --           --       74,390       30,877       1,385,514     73,354
Joseph W. Rennhack       --           --       50,833       11,377         946,765     27,028
Thomas J. Seery          --           --       29,756       11,377         554,206     27,028
Gerard H. McGuirk        --           --        8,897       26,199         119,445    210,550
Catherine Califano       --           --        8,897       26,199         119,445    210,550

(1) Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano have 74,390, 50,833, 29,756, 3,719 and 3,719 options with an exercise price of $10.00. In addition Mr. McGuirk and Ms. Califano have 20,000 options with an exercise price of $16.94. Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano also have 30,877, 11,377, 11,377, 11,377 and 11,377 options with an exercise price of $26.2493. As of December 31, 1996 the closing price of the common stock was $28.625.

DEFINED BENEFIT PLAN. The Bank maintains the Columbia Federal Savings Bank Retirement Income Plan, a non-contributory defined benefit pension plan ("Retirement Plan").

                   RETIREMENT PLAN TABLE

The following table indicates the annual retirement benefit that would be payable as of December 31, 1996 under the Retirement Plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit (single life annuity), assuming various specified levels of average annual compensation and various specified years of credited service.

        Average       15 Years     20 Years     25 Years     30 Years     35 Years
        Annual       of Credited  of Credited  of Credited  of Credited  of Credited
     Compensation      Service      Service      Service      Service    Service(1)
     ------------    -----------  -----------  -----------  -----------  -----------
     $125,000           36,686      48,915       61,144       73,373       73,373
      150,000           44,561      59,415       74,269       89,123       89,123
      175,000(2)        52,436      69,915       87,394      104,873      104,873
      200,000(2)        60,311      80,415      100,519      120,623      120,623
      300,000(2)        91,811     122,415      153,019      183,623(3)   183,623(3)
      400,000(2)       123,311     164,415      205,519(3)   246,623(3)   246,623(3)
      500,000(2)       154,811     206,415(3)   258,019(3)   309,623(3)   309,623(3)

(1) Maximum amount of service credited for purposes of the Retirement Plan is 30 years.
(2) The annual retirement benefits shown in the table reflect a deduction for Social Security benefits and are not subject to further deduction. The compensation covered by the Retirement Plan is total annual compensation (as reflected in the Summary Compensation Table) including all compensation reported by the Bank for federal income tax purposes. The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, for plan years beginning in 1994 through 1996, a participant's compensation in excess of $150,000 (as adjusted to reflect cost-of-living increases) was disregarded for purposes of determining average annual earnings. This limitation was increased to $160,000 for plan years beginning in 1997. The amounts shown in the table include the supplemental retirement benefits payable to Mr. Messina under his employment agreement to compensate for the limitation on includible compensation.
(3) These are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. The maximum annual benefit permitted under Section 415 of the Code in 1996 is $120,000 and is $125,000 for 1997, or if higher, a member's current accrued benefit as of December 31, 1982 (but not more than $136,425). The $125,000 ceiling will be adjusted to reflect cost of living increases in 1998 and succeeding years in accordance with Section 415 of the Code. The amounts shown in the table reflect the supplemental retirement benefits payable to Mr. Messina under his employment agreement to compensate for the limitation on annual benefits.

The following table sets forth the years of credited service (i.e., benefit service) as of June 30, 1996 for each of the Named Executive Officers.

                                         Credited Service(1)
                                         Years        Months
                                         -----        ------
Philip S. Messina ....................    32             2
Joseph W. Rennhack ...................    28             5
Thomas J. Seery ......................    21            11
Gerard H. McGuirk ....................     2            11
Catherine Califano ...................     3             1

(1) The Retirement Plan was frozen effective as of June 30, 1996 for a period of three years, at which time the status of the Plan will be evaluated for reactivation.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT. The Bank has entered into an agreement to provide supplemental retirement benefits for Mr. Worgul ("Executive"). The agreement is unfunded. As of December 31, 1996, the Company has accrued the entire $1.2 million liability under the unfunded agreement. All obligations arising under the agreement are payable from the general assets of the Bank. However, the Bank is responsible for the payment of premiums on an insurance policy which would reimburse the Bank for the payments due under the agreement in the event of the Executive's death. The agreement provides for an annual retirement benefit of $120,000 for 10 years after retirement upon reaching the normal retirement age contained in the Retirement Plan. In the event of a change in ownership of the Bank after retirement but prior to the payment of the entire benefit or in the event of the Executive's death after retirement, any unpaid benefit shall be paid in a lump sum to the Executive or the Executive's estate, respectively.

TRANSACTIONS WITH CERTAIN RELATED PERSONS. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank's policy complies with the requirements of FIRREA.

Michael J. Levine, a director since 1996, has an equity interest in a number of companies that had commercial real estate loans outstanding with the Bank in 1996, which loans were made prior to the time Mr. Levine became a director. The largest aggregate outstanding balance of such loans in 1996 was approximately $29 million. Two of such loans were paid in full in 1996 and management expects that the remaining loans will be repaid by mid-1998. The loans to such entities were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and management believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

In addition, Mr. Levine and his wife have a 30% interest in a company, which they acquired in February 1996, that holds the leasehold interest in one of the Bank's branch offices. The aggregate lease payment on such property for 1996 to such company was $68,750. The Bank expects to close such office and sublet the space such office occupies on or about April 1, 1997.

Robert M. Cashill, a Director, who resigned as a director effective as of February 26, 1997, is employed as a First Vice President by Smith Barney Inc., an investment banking firm that performed services for the Bank in 1996 in connection with normal business transactions.

William J. Jennings, a Director, is a managing director of Salomon Brothers, Inc., an investment banking firm that performed services for the Company in 1996 in connection with normal business transactions.

            PROPOSAL 2. RATIFICATION OF APPOINTMENT
                   OF INDEPENDENT AUDITORS

The Company's independent auditors for the fiscal year ended December 31, 1996 were KPMG Peat Marwick LLP. The Company's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for the Bank and the Company for the year ending December 31, 1997, subject to ratification of such appointment by the stockholders.

A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

Unless marked to the contrary, the shares represented by the enclosed Proxy, if executed and returned, will be voted FOR ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE
COMPANY.

                    ADDITIONAL INFORMATION

Stockholder Proposals

To be considered for inclusion in the proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 1998, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the first page of this Proxy Statement, not later than November 17, 1997. Any such proposal will be subject to 17 C.F.R.
Section 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

The Bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event less than one hundred (100) days notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to stockholders of the Annual Meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address, as they appear on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an Annual Meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Annual Meeting

The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are present at the Annual Meeting and wish to vote your shares in person, your proxy may be revoked in writing and you may vote your shares at the Annual Meeting.

A copy of the Form 10-K (without exhibits) for the year ended December 31, 1996, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders of record upon written request to Haven Bancorp, Inc., Mr. Joseph W. Rennhack, Senior Vice President and Secretary, 93-22 Jamaica Ave., Woodhaven, New York 11421.

                              By Order of the Board of Directors


                              Joseph W. Rennhack
                              Secretary

Woodhaven, New York
March 17, 1997

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.